Exhibit 99.1

AmpliTech Announces Receipt of Notice from Nasdaq Regarding Late Filing of Quarterly Report on Form 10-Q

Hauppauge, NY, May 24, 2024 - AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGW), announced today that it received a notice of non-compliance from the Nasdaq Stock Market on May 22, 2024 notifying the company that, as a result of its failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2024, the company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires listed companies to timely file all periodic financial reports with the U.S. Securities and Exchange Commission. This notice has no immediate effect on the listing of AmpliTech on Nasdaq.

Under Nasdaq’s listing rules, AmpliTech has 60 calendar days to submit a plan to regain compliance. If AmpliTech’s plan is accepted by Nasdaq, the company can be granted up to 180 calendar days from the Form 10-Q due date, or until November 18, 2024, to regain compliance.

AmpliTech is working diligently to complete its Form 10-Q and intends to file it as soon as practicable to regain compliance with the Rule. AmpliTech anticipates that it will file the Form 10-Q prior to the date on which it is required to submit its plan to regain compliance; however, if it is not filed by such date, the company will instead submit the plan.

About AmpliTech

AmpliTech is a leading designer, developer, manufacturer, and distributer of state-of-the-art radio frequency (RF) microwave components for global satellite communications, telecom (5G & IoT), space, defense, and quantum computing markets as well as systems and component design consulting services. In December 2021, the AmpliTech completed the purchase of the assets and operations of Spectrum Semiconductor Materials Inc., a global specialty distributor of semiconductor components based in San Jose, CA. AmpliTech has a 13+ year track record of developing high performance, custom solutions to meet the unique needs of some of the largest companies in the global industries it serves. AmpliTech is proud of its team’s unique skills, experience and dedication, which enables the company to deliver superior solutions, faster time to market, competitive pricing, excellent customer satisfaction and repeat business. For more information, visit:www.amplitechgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on April 1, 2024. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.